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                                                                    EXHIBIT 99.1

                          APPROVED BY: Richard F. Bader, Chairman and CEO

                          CONTACTS: John F. Lawler, Jr., Chief Financial Officer
                                    (800) 367-1095


                RAYTEL MEDICAL CORPORATION REPORTS TERMINATION OF
              MANAGEMENT SERVICES ARRANGEMENT WITH SOUTHEAST TEXAS
                             CARDIOLOGY ASSOCIATES

SAN MATEO, CA/July 17, 2000 --- Raytel Medical Corporation (Nasdaq:RTEL) today reported that it has entered into a transaction which effectively terminates the management services agreement between the company and Southeast Texas Cardiology Associates, or SETCA, a nine-physician cardiology practice located in Beaumont, Texas.

     Pursuant to the terms of the transaction, Raytel sold all of the outstanding shares of a management company subsidiary to SETCA's four shareholder physicians in exchange for promissory notes in the aggregate amount of approximately $2.3 million and the physicians' agreement to cancel existing rights to receive 122,068 shares of Raytel common stock. The common shares are carried on the Raytel financial statemenets at a value of approximately $852,000. Through this transaction, Raytel and SETCA settled a previously reported dispute in which SETCA had claimed that it had the right to terminate its management services agreement with Raytel.

As a result of this transaction and the discontinuance of the physician practice management business, Raytel will record a one-time non-cash charge of approximately $8.3 million. The net income from SETCA was immaterial for the 3 months and 6 months ended March 31, 2000 and 1999.
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ABOUT RAYTEL

     Raytel (www.raytel.com), headquartered in San Mateo, California, is a leading provider of services and efficient dissemination of technical information to physicians and patients with cardiovascular disease. These services include diagnostic imaging centers including cardiac cath labs and nuclear medicine facilities, a radiology preferred provider network covering over 600,000 lives, remote cardiac monitoring and testing services utilizing the telephone and the World Wide Web,

     Raytel provides cardiac testing and pacemaker monitoring services to over 250,000 patients, annually, who are referred by approximately 12,000 physicians. Using the Patient Management Database on the Internet, all of these physicians have the ability to access their patient test results and also make use of other services being offered at the site. Raytel has a database of more than 500 different pacemaker models, which it relies upon in the preparation of this information.

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties. Factors which may affect the Company's results are detailed in the Company's SEC reports, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.




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